Exhibit 4.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE BLUE SKY LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF LEGAL COUNSEL CONFIRMING THAT REGISTRATION UNDER THE ACT AND ANY APPLICABLE BLUE SKY LAWS IS NOT REQUIRED.  A TRANSFER OF THIS PROMISSORY NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS IS VOIDABLE AT THE SOLE AND UNILATERAL DISCRETION OF THE COMPANY.  THE COMPANY’S TRANSFER RECORDS ARE NOTED TO REFLECT THE RESTRICTIONS ON TRANSFERABILITY OF THE PROMISSORY NOTE CONTAINED HEREIN.

12.00% SENIOR SECURED PROMISSORY NOTE

$	September , 2010

Billings, Montana

FOR VALUE RECEIVED, Voyager Oil & Gas, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of                  (the “Note Holder”) the principal sum of                       Dollars ($                ) (the “Face Amount”), or so much thereof as may be advanced to or for the account of the Borrower pursuant to the terms and conditions set forth herein and in the Loan Documents (hereinafter defined), together with interest at the rate hereinafter provided, in accordance with the following:

1.             Interest.  Interest shall be calculated on the basis of a 360-day year and shall accrue at a rate of twelve percent (12.0%) per annum on the unpaid principal balance of this Note; provided, however, that upon occurrence of any Event of Default hereunder or in the event this Note is not repaid in full on the maturity date, the applicable interest rate shall be eighteen percent (18.0%) per annum commencing on the date of the Event of Default and continuing for the remaining term of this Note or commencing on the maturity date and continuing until all obligations under this Note are paid in full, whichever occurs.  If any provision of this Note shall ever be construed to require the payment of any amount of interest in excess of that permitted by applicable law, then the interest to be paid pursuant to this Note shall be held subject to reduction to the amount allowed under applicable law, and any sums paid in excess of the interest rate allowed by law shall be applied in reduction of the principal balance outstanding pursuant to this Note.

2.             Payments and Maturity

Interest shall be paid in arrears on the first day of each calendar month for so long as this Note remains outstanding.  All outstanding principal on this Note will be due and payable on the maturity date, which shall be twelve (12) months after the issuance date unless the Borrower elects, in its discretion to extend the maturity date for an additional twelve (12) months by paying the Holder an amount equal to two percent (2.0%) of the outstanding principal balance of the Note (the “Extension Payment”).  In the event the Borrower elects to extend the maturity date of this Note, the Borrower shall deliver written notice to the Holder of its intention to extend the Note, together with the Extension Payment, not later than fifteen (15) business days prior to the expiration of the Initial Term.  The Borrower will not be permitted to otherwise extend the maturity of Note at any time when the Borrower is in default hereunder.

This Borrower may pre-pay this Note in full at a price equal to one hundred two percent (102%) of face value during the first twelve (12) months following its issuance.  The Borrower may pre-pay this Note in full at a price equal to one hundred percent (100%) of face value, if the option to extend the maturity date twelve (12) months has been exercised by the Borrower, during the months thirteen (13) through twenty-four (24) of the Term.

Payment of any and all obligations owed by the Borrower to the Note Holder pursuant to this Note shall be secured by a first priority security interest in any and all assets of the Borrower pursuant to the terms of that certain Security Agreement by and between the Borrower and the holder of the Borrower’s 12.00% Senior Secured Promissory Notes of event date herewith (the “Security Agreement”).

3.             Application and Place of Payments.  All payments made on account of this Note shall be applied first to the payment of any costs of collection, second to the payment of any late charge then due hereunder, third to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, to the Principal Sum.  All payments on account of this Note shall be paid in lawful money of the United States of America in immediately available funds during regular business hours at the Note Holder’s address as provided in the Subscription Agreement of event date herewith or at such other times and places as the Note Holder may at any time designate in writing to the Borrower.

4.             Subscription Agreement and Other Loan Documents.  This Note is the “Note” referenced in that certain Subscription Agreement of even date herewith (the “Subscription Agreement”), by and between the Borrower and the Note Holder.  The term “Loan Documents” as used in this Note shall mean collectively this Note, the Subscription Agreement, the Security Agreement and the Mortgage.

5.             Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default (individually, an “Event of Default” and collectively, the “Events of Default”) under the terms of this Note:

(a)           The failure of the Borrower to pay to the Note Holder for ten (10) days after any due date, any and all amounts due and payable by the Borrower to the Note Holder under the terms of this Note; or

(b)           The occurrence of an Event of Default (as defined therein) under the terms and conditions of any of the Loan Documents.

6.             Remedies.  Upon the occurrence of an Event of Default, at the option of the Note Holder, all amounts payable by the Borrower to the Note Holder under the terms of this Note shall immediately become due and payable by the Borrower to the Note Holder upon delivery of written notice to the Borrower, and the Note Holder shall have all of the rights, powers, and remedies available under the terms of this Note, any of the other Loan Documents and all applicable laws.  The Borrower hereby waives presentment, protest and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note and expressly agrees that this Note or any payment hereunder may be extended from time to time without in any way affecting the liability of the Borrower, guarantors and endorsers.

7.             Expenses.  The Borrower promises to pay to the Note Holder on demand by the Note Holder all reasonable costs and expenses incurred by the Note Holder in connection with the collection and enforcement of this Note or any other Loan Document, including, without limitation, all reasonable attorneys’ fees and expenses and all court costs incurred during an Event of Default.

8.             Notices.  Any notice, request, or demand to or upon the party to whom such communication is to be given shall be in writing and shall be deemed to have been received by such party

(i) when delivered by an overnight courier with receipted service on the next business day; or (ii) when sent by certified or registered mail, postage prepaid, return receipt requested, three (3) business days after deposit in the mail:

(a)           To the Borrower at the Borrower’s principal place of business or to such other address as the Borrower may designate by written notice to the Note Holder; or

(b)           To Note Holder at the address stated in the Note Holder’s Subscription Agreement, or at such other address as may have been designated by written notice to the Borrower.

9.             Miscellaneous.  Each right, power, and remedy of the Note Holder as provided for in this Note or any of the other Loan Documents, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or any of the other Loan Documents or now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Note Holder of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Note Holder of any or all such other rights, powers, or remedies.  No failure or delay by the Note Holder to insist upon the strict performance of any term, condition, covenant, or agreement of this Note or any of the other Loan Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Note Holder from exercising any such right, power, or remedy at a later time or times.

10.          Partial Invalidity.  In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

11.          Captions.  The captions herein set forth are for convenience only and shall not be deemed to define, limit, or describe the scope and intent of this Note.

12.          Governing Law; Jurisdiction.  The provisions of this Note shall be construed, interpreted and enforced in accordance with the laws of the State of Montana as the same may be in effect from time to time, without regard to principles of conflict of laws.  The parties hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Montana over any suit, action, or proceeding arising out of or relating to this Note and hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the parties and may be enforced in any court in which the parties are subject to jurisdiction by a suit upon such judgment provided that service of process is effected upon the defending party as provided in this Note or as otherwise permitted by applicable law.

13.          WAIVER OF TRIAL BY JURY.  BOTH THE BORROWER AND THE NOTE HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS NOTE, OR (B) THE LOAN DOCUMENTS.  IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS

AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

14.          Entire Agreement.  This Note, together with all of the other Loan Documents, constitutes the entire agreement between the Borrower and the Note Holder relating in any way to the loan evidenced by this Note.

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note, with the intention of creating a document under seal, as of the date first written above.

WITNESS:		BORROWER:

Voyager Oil & Gas, Inc.

By:		By James R. Reger
	(print name)	Its Chief Executive Officer